Exhibit 99.4

AMENDMENT TO

AMENDED AND RESTATED ENGAGEMENT AGREEMENT

This First Amendment to the Amended and Restated Engagement Agreement dated January 1, 2009 (the “Engagement Agreement”), by and between Capital Gold Corporation (the “Company”) and Scott Hazlitt (hereinafter referred to as “Hazlitt”)

WHEREAS, the Company and Hazlitt are parties to the Engagement Agreement; and

WHEREAS, on January 19, 2009, the Compensation Committee of the Board of Directors of the Company approved an increase to the Annual Fee (as that term is defined in the Engagement Agreement).

NOW THEREFORE, in consideration of the premises and the mutual covenants and obligations contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:

1.	Section 3(a) of the Engagement Agreement is hereby deleted in its entirety and replaced by the following section.

(a)	Base Fee. For his services to the Company during the Engagement Period, the Company shall pay Hazlitt a fee at the annual rate of not less than One Hundred Seventy Five Thousand ($175,000) Dollars (the “Annual Fee”) payable in equal monthly installments.

IN WITNESS WHEREOF, the undersigned parties have duly executed this Agreement as of March 18, 2010.

Capital Gold Corporation.

By:	/s/ John Brownlie
John Brownlie, President

By:	/s/ Scott Hazlitt
Scott Hazlitt